Exhibit 10.4

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Amended and Restated Supplemental Executive Retirement Plan Agreement (the “Agreement”), is made and entered into as of the 18th day of November 2015, by and between The Farmers National Bank of Emlenton, a nationally-chartered commercial bank located in Emlenton, Pennsylvania (the “Bank” or the “Employer”) and William C. Marsh (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive's continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Executive and the Employer previously entered into a supplemental executive retirement plan agreement dated October 1, 2002, which was previously amended on October 11, 2006 and December 4, 2007, and then amended and restated as of May 27, 2008 and further amended on January 2, 2013 (the “Prior Agreement”);

WHEREAS, the Executive and the Employer now desire to amend and restate the Prior Agreement to (a) provide that the restrictive covenants in Section 5.4 shall be applicable following a Change in Control, (c) reduce the time period that the restrictive covenants in Section 5.4 shall be applicable in the event of a Separation from Service prior to a Change in Control, and (c) make certain other changes;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of select group of management or highly compensated employee of the Employer, with this Agreement to be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Change in Control” means a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank, or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Corporation” means Emclaire Financial Corp.

1.7	“Disability” means Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs: (i) following disability (ii) a Change in Control or (iii) due to death or Termination for Cause.

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1.9	“Effective Date” means October 1, 2006.

1.10	“Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.11	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.12	“Plan Administrator” means the plan administrator described in Article 8.

1.13	“Plan Year” means each twelve (12) month period commencing on October 1 and ending on September 30 of each year.

1.14	“Schedule A” means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.15	“Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination, with such determination to be made in accordance with Section 409A of the Code and the regulations thereunder. A termination of employment will not be considered a Separation from Service if:

(a)	the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.16	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

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Article 2

Distributions During Lifetime

2.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is $78,000 (Seventy-Eight Thousand Dollars). Prior to the occurrence of any distribution event under this Agreement, the Bank’s Board, in its sole and absolute discretion, may increase the annual benefit under this Section 2.1. Any increase in the annual benefit shall require the recalculation of all the amounts on Schedule A attached hereto.

2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the amount set forth on Schedule A for the Plan Year ending prior to Separation from Service.

2.2.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing ninety (90) days following Separation from Service. The annual benefit shall be distributed to the Executive for five (5) years.

2.2.3	Normal Vesting Schedule. The Executive will not be vested in any Early Termination Benefit until the end of the fifth year after the Effective Date (September 30, 2011) at which time the Executive will be 100% vested in the benefit specified in Schedule A.

2.3	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A for the Plan Year ending prior to such Disability.

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2.3.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.4	Change in Control Benefit. Upon a Change in Control, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Change in Control Benefit set forth on Schedule A for the Plan Year ending prior to Change in Control.

2.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum ninety (90) days following the Change in Control.

2.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the amount accrued by the Bank with respect to the Bank’s obligations hereunder into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the vested amount accrued by the Bank with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

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(b)	must, for benefits distributable under Section 2.3, be made at least twelve (12) months prior to the first scheduled distribution;
(c)	must, for benefits distributable under Sections 2.1, 2.2 and 2.4 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1	Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit described in Section 2.1.1.

3.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments for twenty (20) years commencing ninety days (90) following the Executive’s death.

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits and at the same times that the Executive was entitled to prior to death.

Article 4

Beneficiaries

4.1	Beneficiary. The Executives shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

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4.2	Beneficiary Designation: Change. The Executives shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1	Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits pursuant to this Agreement shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under this Agreement being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.

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5.2	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Participant shall forfeit any right to a benefit under this Agreement, if the Bank terminate the Participant’s employment for cause. Termination of the Participant’s employment for “Cause” shall mean termination because of any of the following acts or circumstances: gross negligence or gross neglect of duties to the Employer; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive's employment with the Employer; fraud, disloyalty, dishonesty or willful violation of any law or significant Employer policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Employer; or the Executive becoming subject to any final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4	Competition after Separation from Service. The Executive shall forfeit his right to any further benefits if the Executive, without the prior written consent of the Bank, violates any one of the following described restrictive covenants.

5.4.1	Non-compete Provision. During (y) the period that the Executive is employed by the Employer, and (z) the period of three years following the Executive’s Separation from Service if such event occurs prior to a Change in Control, the Executive shall not, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)	become employed by, participate in, or become connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive’s responsibilities will include providing banking or other financial services within twenty-five (25) miles of any office maintained by the Bank as of the date of the termination of the Executive’s employment; provided that the foregoing shall not prevent the Executive from owning for passive investment purposes less than five percent (5%) of the publicly traded voting securities of any company engaged in the banking, financial services, insurance, brokerage or other business similar to or competitive with the Employers (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership);

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(ii)	participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive’s employment (excluding those employees whose employment is terminated by the Employer);

(iii)	assist, advise, or serve in any capacity with, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank; or

(iv)	sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Employer or any of its affiliates or successors), either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive’s employment; or

(v)	divulge, disclose, or communicate to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source that provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

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5.4.2	Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of these restrictions, the Executive consents to the Bank’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’s rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. The Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.4.1 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank in Section 5.4.1 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4.1 hereof will not be materially adverse to the Executive’s employment with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.4.3	Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

5.4.4	Change in Control. The non-compete detailed in Section 5.4.1 hereof shall not be enforceable following a Change in Control.

Article 6

Claims And Review Procedures

6.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

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6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

6.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

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6.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the amount the Bank has accrued with respect to the Bank’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

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7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in any of the following circumstances, in each case in accordance with Section 409A of the Code and Treasury Regulation §1.409A-3(j)(4)(ix):

(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all of the Bank's arrangements which would be aggregated with this Agreement pursuant to Treasury Regulation §1.409A-1(c)(2) are also terminated so the Executive and all participants in the aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the amount accrued by the Bank with respect to its obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

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8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

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9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Executive may have with the Bank.

9.10	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.11	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

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9.12	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.13	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.14	Couterparts. This Agreement may be executed in one or more counterparts, each off which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.15	Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

Secretary
The Farmers National Bank of Emlenton
612 Main Street
Emlenton, PA 16373

9.16	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.17	Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive's death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

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IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

Executive:	BANK:

The Farmers National Bank of Emlenton

/s/William C. Marsh	By:	/s/Robert L. Hunter
William C. Marsh
	Title:	Chairman, Human Resources Committee

By execution hereof, Emclaire Financial Corp. consents to and agrees to be bound by the terms and conditions of this agreement.

Attest:	Corporation:

Emclaire Financial Corp.

/s/Linda L. Bartley	By:	/s/Robert L. Hunter

	Title:	Chairman , Human Resources Committee

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The Farmers National Bank of Emlenton

Supplemental Executive Retirement Plan Agreement

BENEFICIARY DESIGNATION FORM

{ }	New Designation
{ }	Change in Designation

I, William C. Marsh, designate the following as Beneficiary under the Agreement:

Primary:
%

%

Contingent:
%

%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as Beneficiary, please write “Estate of [your name]”.
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	William C. Marsh

Signature:	______________________________________	Date:	_______

Received by the Plan Administrator this ________ day of ___________________, 201_

By:	_________________________________

Title:	_________________________________

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The Farmers National Bank of Emlenton

Supplemental Executive Retirement Plan Agreement

Schedule A

	Early Termination		Disability			Change on Control		Pre-retirement Death Benefit
	Payable At Separation from Service		Payable Upon Normal Retirement Age			Payable At Separation from Service
Values as of	Vesting	5-Year Annual Benefit	Vesting	20-Year Annual Benefit		Vesting	Lump Sum Benefit	20-Year Annual Benefit
1/1/2013	100%	18,612	100%	23,332	[1]	100%	425,119	78,000
9/30/2013	100%	24,080	100%	25,479		100%	440,506	78,000
9/30/2014	100%	31,680	100%	28,206		100%	461,891	78,000
9/30/2015	100%	39,648	100%	30,749		100%	484,315	78,000
9/30/2016	100%	48,004	100%	33,120		100%	507,828	78,000
9/30/2017	100%	56,765	100%	37,085		100%	532,482	78,000
9/30/2018	100%	65,952	100%	41,093		100%	558,332	78,000
9/30/2019	100%	75,584	100%	44,916		100%	585,438	78,000
9/30/2020	100%	85,685	100%	48,555		100%	613,860	78,000
9/30/2021	100%	96,275	100%	52,033		100%	643,662	78,000
9/30/2022	100%	107,380	100%	55,349		100%	674,910	78,000
9/30/2023	100%	119,024	100%	58,512		100%	707,676	78,000
9/30/2024	100%	131,233	100%	61,521		100%	742,032	78,000
9/30/2025	100%	144,035	100%	64,398		100%	778,056	78,000
9/30/2026	100%	157,458	100%	67,143		100%	815,829	78,000
9/30/2027	100%	171,533	100%	69,760		100%	855,436	78,000
9/30/2028	100%	186,291	100%	72,247		100%	896,965	78,000
9/30/2029	100%	201,766	100%	74,628		100%	940,511	78,000
9/30/2030	100%	217,992	100%	76,899		100%	986,171	78,000
3/31/2031	100%	226,398	100%	78,000		100%	1,009,825	78,000

* All annual benefit amount will be distributed in 12 equal monthly payments.

1 Greater of Disability Annual benefit from current Schedule A assuming 7.00% discount rate or current Annual Disability Benefit using 4.75% Discount Rate.

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